Heska Income Up 176% to 20 cents per diluted share

in the Third Quarter of 2015 and Revenues up 29%

LOVELAND, CO, November 11, 2015 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its third quarter ended September 30, 2015.

Third Quarter 2015 Highlights with Prior Year Comparison:

•	Consolidated revenue was up 29% to $28.0 million, from $21.8 million.
•	Gross profit was up 39% to $11.6 million, from $8.3 million.
•	Gross margin was up 3.3 percentage points to 41.4%, from 38.1%.
•	Income from Operations was up over 500% to $2.1 million, from $341 thousand.
•	Net income attributable to Heska Corporation was up 176% to $1.4 million, or 20 cents per diluted share, from $513 thousand, or 8 cents per diluted share.

Kevin Wilson, Heska's Chief Executive Officer and President, commented that, “Heska delivered strong revenue growth and more than doubled earnings per share in the third quarter. All major revenue streams performed well, momentum continued to build, gross margins improved, and expenses per revenue dollar fell. Heska teams continue to do a fantastic job communicating the superior value Heska delivers, and customers continue to choose Heska over the competition. During the period, Heska grew its net customer base in all key segments, including the highly competitive blood analyzer space, where blood analyzer placements were up 66% year over year and roughly 80% of customers for key analyzers upgraded to Heska from a competitor or were new users. Heska is executing well, our new products pipeline is rich, our current sales pipeline is at record levels, and our teams are winning.”

“Even as we remain focused on the hard work left in 2015, we are also preparing for an exciting future,” added Mr. Wilson. “A significant portion of our competitors' sales come from international markets. Heska will compete for these sales. This morning, we are pleased to announce our intention to expand Heska's domestic success into international markets. By acquiring the international imaging business of Cuattro Veterinary, LLC (International), Heska gains a strong and established launch platform to compete for global market share in imaging, blood analyzer, and single-use blood test markets. Heska's domestic success has firmly taken hold in 2014 and 2015. Now, Heska will leverage and scale our successful model to compete domestically and internationally for meaningful share gains in 2016 and beyond.”

Financial Results

2015 third quarter revenue was $28.0 million, up 29% when compared to 2014. Third quarter Core Companion Animal Health revenue increased approximately 28% to $21.0 million in 2015, up from $16.4 million in 2014. Other Vaccines, Pharmaceuticals and Products revenue rose approximately 30% to $7.1 million during the period, up from $5.4 million in the third quarter of 2014. Heska Imaging revenue was up 87% to $4.3 million, from $2.3 million in the prior year period. Gross profit in the quarter rose nearly 40%, from $8.3 million last year to $11.6 million this year. Gross margin in the quarter expanded from 38.1% last year to 41.4% this year. Total operating expenses in the third quarter of 2015 were $9.5 million, or 33.7% of sales, a favorable comparison to total operating expenses of $8.0 million, or 36.6% of sales, in the prior year period. The Company reported third quarter 2015 operating income of $2.1 million, compared to operating income of $341 thousand in the third quarter of 2014. Income before taxes was $2.2 million in the third quarter of 2015, compared to income before taxes of $381 thousand in the prior year period. In the third quarter of 2015, net income attributable to Heska Corporation was $1.4 million, or $0.20 per diluted share, compared to $513 thousand, or $0.08 per diluted share, in the third quarter of 2014.

Balance Sheet

As of September 30, 2015, Heska had $5.9 million in cash and working capital of $21.9 million. Stockholders' equity increased to $59.2 million, up from $53.1 million as of December 31, 2014.

Investor Conference Call

Management will conduct a conference call on Wednesday, November 11, 2015 at 9 a.m. MST (11 a.m. EST) to discuss the third quarter 2015 financial results. To participate, dial 888-438-5491 (domestic) or 719-325-2455 (international) and reference conference call access number: 239441. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 25, 2015. The telephone replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). The replay access number is 239441.

About Heska

Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using customer trends to predict future success with customers. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: uncertainties related to Heska's anticipated future sales; uncertainties related to the reputation of Heska products and Heska's ability to benefit from such reputation; uncertainties related to product development; uncertainties related to regulatory approvals; uncertainties related to the commercialization of any new product; uncertainties related to entering new international markets; uncertainties related to acquisitions, including the potential that the acquired entity's financial performance will not meet expectations; competition; and the risks set forth in Hesta's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014		2015
Revenue:
Core companion animal health	$16,371	$20,983	51,223		$61,312
Other vaccines, pharmaceuticals and products	5,434	7,051		14,291		13,526
Total revenue, net	21,805	28,034		65,514		74,838

Cost of revenue	13,488	16,437		39,841		42,860

Gross profit	8,317	11,597		25,673		31,978

Operating expenses:
Selling and marketing	4,716	5,173		14,413		15,872
Research and development	322	493		1,084		1,304
General and administrative	2,938	3,789		9,019		9,810
Total operating expenses	7,976	9,455		24,516		26,986
Operating income	341	2,142		1,157		4,992
Interest and other (income) expense, net	(40)	(69)		(31)		105
Income before income taxes	381	2,211		1,188		4,887
Income tax expense:
Current tax expense	60	106		113		232
Deferred tax expense	306	722		555		1,511
Total income tax expense	366	828		668		1,743
Net income	$15	$1,383		$520		$3,144
Net income (loss) attributable to non-controlling interest	(498)	(32)		(1,254)		(66)
Net income attributable to Heska Corporation	513	1,415		1,774		3,210

Basic net income per share attributable to Heska Corporation	$0.09	$0.22		$0.30		$0.51
Diluted net income per share attributable to Heska Corporation	$0.08	$0.20		$0.28		$0.46

Weighted average outstanding shares used to compute basic net income per share attributable to Heska Corporation	5,989	6,344		5,929		6,270
Weighted average outstanding shares used to compute diluted net income per share attributable to Heska Corporation	6,554	7,139		6,314		7,041

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2014	September 30, 2015
Cash and cash equivalents	$5,855	$5,931
Total current assets	34,400	41,275
Note receivable – related party	1,466	1,504
Total assets	96,844	106,032
Line of credit	48	1,674
Other short-term borrowings, including current portion of long-term note payable	141	159
Total current liabilities	15,052	19,393
Long-term note payable, net of current portion	227	104
Non-controlling interest	15,679	15,855
Stockholders' equity	53,132	59,159

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